Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SMX (Security Matters) Public Limited Company

Mespil Business Center, Mespil House, Sessex Road,

Dublin 4, Ireland, D04 T4A6

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-288722, 333-290452 and 333-294122) of SMX (Security Matters) Public Limited Company (“the Company”) of our report dated March 19, 2026, relating to the consolidated financial statements of the Company which appears in this Annual Report on Form 20-F.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

March 20, 2026